Exhibit 2.13

EXCO HOLDING (PA), INC.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

January 6, 2010

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention: Jon Harris Asset General Manager

RE: Fourth Amendment to Membership Interest Transfer Agreement

Dear Sirs:

Reference is made to that certain Membership Interest Transfer Agreement by and between EXCO Holding (PA), Inc. (“EXCO”), and BG US Production Company, LLC (“BG”), dated as of May 9, 2010 (as it may have been amended from time to time, the “MITA”). In consideration of the mutual promises contained herein and in the MITA and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EXCO and BG hereby agree to amend the MITA as follows:

1.	The first sentence of Section 3.6 of the MITA shall be replaced in its entirety with the following:

A final settlement statement (the “Final Settlement Statement”) that takes into account all final adjustments made to the Closing Cash Consideration pursuant to Section 3.3 and shows the resulting final Closing Cash Consideration (the “Final Cash Price”), will be prepared by EXCO and delivered to BG: (a) if EXCO elects to cure a Title Defect pursuant to Section 11.2(c) and as of the Title Defect Remedy Date the parties have agreed on all Title Defects, Title Defect Amounts, Title Benefits or Title Benefit Amounts, then within five days after the Title Defect Remedy Date; or (b) if the conditions in item (a) above are not satisfied or are otherwise inapplicable, then within five days after the day that is 30 days after the Title Defect Remedy Date.

2.	The first sentence of Section 11.2(j) of the MITA shall be replaced in its entirety with the following:

EXCO and BG shall attempt to agree on all Title Defects, Title Benefits, and the Title Defect Amounts, Title Carry Reduction Amounts, Title Benefit Amounts and Title Carry Increase Amounts relating thereto on or before the 30th day after the Title Defect Remedy Date.

3.	In Appendix I of the MITA, the definition of “Title Defect Remedy Date” shall be replaced in its entirety with the following:

“Title Defect Remedy Date” shall mean on or before 5:00 p.m. (Central Time) on January 31, 2011.

Except as modified by this letter, the MITA remains in full force and effect.

Capitalized terms used in this letter but not otherwise defined in this letter shall have the meaning given to such terms in the MITA. The terms of Sections 15.15 and 15.16 of the MITA are incorporated by reference as if set out in full herein. This letter may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

[Signature Page Follows]

If this letter correctly sets forth our understanding, please execute two copies of this letter, and return one original to the undersigned at the address provided in the MITA. This letter was executed as of the date first set forth above but shall be effective as of May 9, 2010.

Very truly yours,

EXCO HOLDING (PA), INC.

By: /s/WILLIAM L. BOEING
Name: WILLIAM L. BOEING
Title: VICE PRESIDENT AND GENERAL COUNSEL

Agreed and accepted on December     , 2010, effective as of May 9, 2010

BG US PRODUCTION COMPANY, LLC

By:	/s/ ELIZABETH SPOMER

Name:	ELIZABETH SPOMER

Title:	PRESIDENT

cc:

BG North America, LLC
5444 Westheimer, Suite 1775
Houston, Texas 77056
Attention: Chris Migura

Morgan, Lewis & Bockius LLP
1000 Louisiana, Suite 4200
Houston, Texas 77002
Attention: David F. Asmus

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention: William L. Boeing Vice President, General Counsel And Secretary

Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
Attention: Stephen C. Szalkowski